EXHIBIT 5.2

                       DICKINSON, MACKAMAN, TYLER & HAGEN, P.C.
                                   ATTORNEYS AT LAW
                          1600 HUB TOWER   699 WALNUT STREET
                             DES MOINES, IOWA  50309-3986
                               TELEPHONE (515) 246-2600
                              TELECOPIER (515) 246-4550

                                   December 16, 1994



          ConAgra Capital, L.C.
          ConAgra, Inc.
          c/o ConAgra, Inc.
          One Central Park Plaza
          Omaha, Nebraska 68102

          Gentlemen:

               We have acted as special Iowa counsel to ConAgra Capital, L.C. ("ConAgra Capital"). Capitalized terms used in this opinion and not defined herein have the meanings ascribed thereto in the Articles of Organization and Articles of Correction (together, the "Articles") of ConAgra Capital and the Operating Agreement of ConAgra Capital dated as of March 11, 1994 (the "Operating
          Agreement")   by  and  between  CP  Nebraska,  Inc.,  a  Nebraska
          corporation, and HW Nebraska, Inc., a Nebraska corporation (together, the "Managing Members").

               In our capacity as special Iowa counsel, we have examined a copy of the Operating Agreement. In addition, we have reviewed a file-stamped copy of the Articles of Organization filed with the Iowa Secretary of State on March 10, 1994, at 4:14 p.m. Central Standard Time and a file-stamped copy of the Articles of Correction filed with the Iowa Secretary of State on March 11, 1994, at 1:13 p.m. Central Standard Time. We have also examined such other documents and records and made such investigations of law as we have deemed necessary or advisable for purposes of this opinion.

               We have assumed the authenticity of all documents submitted to us, the conformity to the original documents of all documents submitted to us as copies, and the genuineness of all signatures.

               Based upon and subject to the foregoing, we are of the opinion that:

               (1) ConAgra Capital has been duly formed and is validly existing in good standing as a limited liability company under the Iowa Limited Liability Company Act, Chapter 490A of the Code of Iowa.















               (2) Upon authorization, issuance and payment as contemplated in and permitted by the Articles, the Operating Agreement, and the written action of the Managing Members which creates the series, the Series Preferred Membership Interests will represent valid, fully-paid and nonassessable limited liability company interests in ConAgra Capital, as to which the Preferred Members, in their capacity as members of ConAgra Capital will have no liability solely by reason of being Preferred Members in excess of their share of ConAgra Capital's assets and undistributed profits.

               The opinions expressed herein are qualified in the following respects:

               (a) We express no opinion with respect to federal, state or local taxes or tax statutes.

               (b) The foregoing opinions are limited in all respects to the laws of the State of Iowa.

               (c) This opinion is given as of the date hereof. The undersigned has no obligation to advise the addressees or any third party of changes of law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, or a legal conclusion.

               (d) For purposes of the opinions expressed in paragraph 2 above, we have assumed that (i) the Operating Agreement remains in effect without amendment; and (ii) any Series Preferred Membership Interests issued by ConAgra Capital will be issued only upon written action of the Managing Members which creates the series.

               We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement to be filed by ConAgra Capital and ConAgra, Inc. We hereby consent to the use of our firm name in the "legal matters" and/or "validity of securities" section of such registration statement.

                                   Very truly yours,

                                   Dickinson, Mackaman, Tyler & Hagen, P.C.


                                   By:  /s/ Arthur F. Owens